                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-106928 of Fiserv, Inc. on Form S-4 of our reports dated January 24, 2003 (which reports express an unqualified opinion and include an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in and incorporated by reference in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
August 8, 2003